Exhibit 99.1

For more information, contact: Frank M. Jerneycic
Childtime Learning Centers, Inc.
21333 Haggerty Road, Suite 300
Novi, MI 48375
248-697-9000

CHILDTIME LEARNING CENTERS REPORTS
PROFITABLE FOURTH QUARTER & IMPROVED 2004 OPERATING RESULTS

     NOVI, MI, July 1, 2004 — Childtime Learning Centers, Inc. (NASDAQ: CTIM) today announced operating results for the 13 weeks (fourth quarter 2004) and 53 weeks (fiscal 2004) ended April 2, 2004.

     Net revenue for fourth quarter 2004 increased $7.5 million or 16.6% from the same period last year to $52.9 million; $4.1 million of the increase was due to the additional week in fourth quarter 2004. Learning Center revenue increased $6.8 million, of which $3.9 million related to Childtime centers revenue and $2.9 million related to Tutor Time centers revenue. Childtime and Tutor Time comparable center revenues (centers opened more than 18 months) increased 2.4% and 5.6%, respectively, for the quarter. Franchise Operations revenue, which consisted primarily of royalties, increased $0.7 million, as a result of revenue increases experienced by the Company’s franchisees. Tutor Time franchisee-owned centers reported increased revenue of $3.6 million for the quarter, an increase of 12.5% from the same period last year, with comparable center revenues increasing 7.9%. Fourth quarter systemwide sales, which include revenues from franchisee-owned and Company-owned centers, grew to $82.6 million, an increase of 13.9% from the same period last year.

     Net revenue for fiscal 2004 increased $30.5 million, or 17.4%, from fiscal 2003 to $206.1 million; $4.1 million of the increase was due to the additional week in fiscal 2004. Learning Center revenues increased $27.6 million or 16.0% for fiscal 2004, of which $22.1 million was contributed by Tutor Time centers. This was primarily a result of Tutor Time being acquired at the end of the first quarter of fiscal 2003 and having a full year of operating results in fiscal 2004. Childtime centers revenue increased $4.2 million, with comparable center revenues increasing 1.1%. Franchise Operations revenue increased $2.9 million for fiscal 2004, primarily a result of Tutor Time being acquired at the end of the first quarter of fiscal 2003. Tutor Time franchisee-owned centers reported revenue of $119.9 million for fiscal 2004, an increase of 50.5% from the same period last year. Fiscal 2004 systemwide sales grew to $319.3 million, an increase of 26.3% from fiscal 2003.

     Gross profit for fourth quarter 2004 increased $2.0 million, or 31.4%, to $8.3 million from the same period last year. This increase was a result of a $1.3 million increase in Learning Center Operations and a $0.7 million increase in Franchise Operations.

     Gross profit for fiscal 2004 increased $6.9 million, or 35.2%, from fiscal 2003 to $26.6 million. This increase was a result of a $4.0 million increase in Learning Center Operations and a $2.9 million increase in Franchise Operations.

Operating income for fourth quarter 2004 improved to $2.6 million from $0.8 million during the same period last year. The improvement was primarily attributable to increased gross profit of $2.0 million.

     Operating income/loss for fiscal 2004 improved $12.3 million from the same period last year to $2.0 million compared to a loss of ($10.3) million for fiscal 2003. The improvement was primarily attributable to increased gross profit of $6.9 million, decreased long lived fixed asset and intangible asset impairment charges of $7.6 million and decreased exit and closure expenses of $0.8 million, partially offset by increased general and administrative expenses of $2.4 million.

     Net income/loss for fourth quarter 2004 improved to $1.5 million from a loss of ($0.3) million during the same period last year. The improvement was primarily attributable to increased operating income of $1.8 million and a decrease in interest expense of $0.5 million, partially offset by a decrease in discontinued operations, net of taxes of $0.4 million.

     Net loss for fiscal 2004 improved $17.3 million from fiscal 2003 to ($0.9) million compared to a loss of ($18.2) million for fiscal 2003. The improvement was primarily attributable to increased operating income of $12.3 million, and decreased expenses related to cumulative effect of changes in accounting principle of $5.0 million.

     The fourth quarter 2004 income per share was $0.07 on a basic and diluted basis as compared to a loss of ($0.06) on a basic and diluted basis for the same period last year.

     Fiscal 2004 loss per share was ($0.05) on a basic and diluted basis as compared to ($3.39) on a basic and diluted basis for fiscal 2003.

     On May 16, 2003, the Company completed a rights offering under which it issued 14.1 million shares of common stock. Accordingly, the weighted average shares outstanding were 19.8 million and 5.4 million for fourth quarter 2004 and fourth quarter 2003, respectively. The weighted average shares outstanding were 17.8 million and 5.4 million for fiscal 2004 and fiscal 2003, respectively.

     Bill Davis, President and Chief Executive Officer commented, “We have made significant improvements, which have had a positive impact on our operating performance for the entire fiscal year. We are excited about our ability to deliver profitable results for the first time in 11 quarters. We have also experienced strong growth in our franchise segment, particularly with the franchisee comparable center revenues.”

     “The strength in comparable center revenues for Company centers and franchisee centers is continuing. We have also felt the momentum of the operating improvements continue into the first quarter of our new fiscal year,” Davis remarked. “These operating improvements have been further enhanced by the recent increase in jobs and strengthening economy. We expect that this combination will lead to an environment where we can take advantage of growth opportunities, particularly in the franchise arena, and result in net income for the upcoming year.”

Selected Income Statement Data
(In thousands, except per share data)

	13 Weeks Ended	12 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	April 2, 2004	March 28, 2003	April 2, 2004	March 28, 2003
Revenue, net	$52,930	$45,406	$206,108	$175,581
Gross profit	$8,289	$6,310	$26,566	$19,643
Operating income (loss)	$2,552	$800	$1,984	$(10,300)
Net income (loss)	$1,452	$(322)	$(923)	$(18,151)
Basic and diluted income (loss) per share	$0.07	$(0.06)	$(0.05)	$(3.39)

Selected Balance Sheet Data
(in thousands)

	April 2, 2004	March 28, 2003
Total Current Assets	$16,191	$14,347
Total Assets	$85,619	$83,945
Total Current Liabilities	$28,133	$27,080
Total Liabilities	$48,613	$58,132
Shareholders’ Equity	$37,006	$25,813

Childtime Learning Centers, Inc. (www.childtime.com) of Novi, MI acquired Tutor Time Learning Systems, Inc., (www.tutortime.com) on July 19, 2002, and is one of the nation’s largest publicly-traded child care providers with operations in 25 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and licensed capacity to provide education and care for over 50,000 children daily in 470 corporate and franchise centers worldwide.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements, including beliefs of future profitability, involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.